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                                                                    EXHIBIT 99.3

                        JOHN ADAMS CONFERENCE CALL NOTES
                                 SECOND QUARTER
                                 AUGUST 7, 2003


         Good morning.  I am John Adams and we appreciate you joining us.

         At our last conference call, I discussed our debt and cash flow in some detail. That seemed to be helpful and since there has been some change and improvement, I would like to update you.

         As I discuss our debt with our banks, rating agencies, and others, I separate our debt into 2 categories - (1) our leasing company debt and (2) our corporate debt. Our 10-Q, which was filed this morning, sets out how our net property, plant, and equipment compares to our debt for our leasing and corporate/manufacturing companies and I will highlight that as well in a minute.

         When you review our 10Q, you may wish to go to notes 5 and 7 or you may go to page 6 of our press release. I will give you a moment for those who choose to look at our release. You will see at the bottom of page 6 of our release, item 2 is debt. You will notice under Leasing we have 2 types of financing - our permanent financing of $170 million Equipment Trust Certificates and our interim financing or our leased railcar warehouse facility. In February 2002, we issued $170MM ETC with a maturity of 2/15/09. This debt is totally supported by the leasing income from the 5,277 railcars securing this indebtedness. The leased railcars collateralizing this debt supports the interest payments plus provides an additional $10MM annually in cash to the parent as no principal payments are required until 2005.

         The other indebtedness of our leasing company is the $200MM committed warehouse or interim railcar lease financing arranged by CSFB. We had $167.8 million outstanding as of 6/30/03 and that is the number you see listed. This financing facility has worked very nicely for us. We are presently planning to fund this interim facility into the long-term market; most likely, doing an off balance sheet leveraged lease sometime this fall. Then we will renew the interim warehouse for another year.

         Looking still at item #2 Debt on page 6 of the release, you will also see corporate/manufacturing. We had no borrowings under our Revolving Commitment which matures in June 2005 and the $148.5MM listed as Term Commitment does not mature until June 2007. The cash flow of our non-leasing businesses supports this debt. Our corporate principal payments for the long


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term commitment are less than $1.5 million each year for 2003, 2004, and 2005.
So when you consider the corporate non-leasing debt, our equity and cash flow, the company in my opinion is not highly leveraged and can easily service its principal and interest.

         There are enough unencumbered cars in our leasing company which could be financed and the proceeds used to pay off most of our $148.5 million term debt. That is why I sometime say that if we chose to we could have no debt in our corporate/manufacturing companies.

         As you review the last page of the press release or notes 5 and 7 of our 10Q, you will notice two charts. One breaks out our net property, plant, and equipment for our corporate/manufacturing operations and our leasing fleet. The other chart lists the debt for each. Briefly at June 30, it shows our corporate/manufacturing net fixed assets of $395 million and debt of $154 million and our leasing fleet with net fixed assets of $620 million and debt of $338 million. Obviously, comparing our debt with our net fixed assets would indicate that there is not a lot of debt compared to the value of our assets.

         As most of you probably know, in late June we issued $60 million in convertible preferred stock. The purchaser was an existing shareholder who has followed us and companies like ours for a number of years. These proceeds and our unused bank facility give us the flexibility to take advantage of certain opportunities that we may wish to consider. Flexibility and liquidity are important to a company like ours and we are fortunate to have them.

         Hopefully, this gives you a better understanding of our debt, leverage and financing flexibility. Now Jim Ivy will review our financials. Jim